Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 17, 2012, Ancestry.com, Inc. (the “Company”) completed the acquisition of the Family History Business of Inflection LLC (“Archives.com”) for total cash consideration of $100.0 million plus assumed liabilities (the “Transaction”) pursuant to the Asset Purchase Agreement dated April 25, 2012 by and between the Company and Inflection LLC.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. In accordance with ASC 805, the Company recognizes separately from goodwill, the identifiable assets acquired and the liabilities assumed, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired at the acquisition date.

The unaudited pro forma condensed combined financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited pro forma condensed combined balance sheet as of June 30, 2012 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2011 and for the six months ended June 30, 2012 are based on the historical financial statements of the Company and Archives.com after giving effect to the Company’s acquisition of Archives.com and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Certain prior period amounts from the Company’s historical financial statements have been reclassified to conform to current presentation; these reclassifications did not have a significant impact on the historical financial statements. The unaudited pro forma combined balance sheet is presented as if the acquisition of Archives.com had occurred on June 30, 2012. The unaudited pro forma condensed combined statements of income are presented as if the acquisition of Archives.com had occurred on January 1, 2011.

The pro forma adjustments are based on information available as of the date of this current report on Form 8-K/A. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. These preliminary estimates and assumptions are subject to change based on finalization of the third-party valuation of intangible assets and the final resolution of potential indemnification obligations. Therefore, final adjustments may differ from the pro forma adjustments presented herein.

The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results of the Company and Archives.com. The unaudited pro forma condensed combined financial statements, including the notes thereto, do not reflect any potential cost savings or other synergies that could result from the Transaction. The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved if the acquisition had occurred on the dates indicated.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the historical consolidated financial statements and notes thereto of the Company and other financial information pertaining to the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2012 and (ii) the Statements of Assets Acquired and Liabilities Assumed of the Family History Business of Inflection LLC as of June 30, 2012 (unaudited) and December 31, 2011 and Statements of Revenue and Direct Expenses of the Family History Business of Inflection LLC for the six months ended June 30, 2012 and 2011 (unaudited) and for the year ended December 31, 2011 included as Exhibit 99.1 in this Current Report on Form 8–K/A.

Audited carve-out financial statements of the Archives.com business were unable to be prepared because (i) the assets acquired in the Transaction were not accounted for or operated as a separate business of Inflection LLC, (ii) the assets acquired in the Transaction represented a business of Inflection LLC that was not contained in a stand-alone entity, (iii) separate financial statements of that business were never prepared or audited, (iv) Inflection LLC did not maintain the distinct and separate accounts necessary to present the full financial statements of the business and (v) the business associated with the assets acquired in the Transaction required certain shared services provided by Inflection LLC that were not maintained or tracked in a manner specific to the assets acquired in the Transaction. Accordingly, the Company is providing the financial statements and pro forma information required by Item 9.01(a) and 9.01(b) of Form 8-K and guidance provided by the Securities and Exchange Commission staff to the Company for purposes of complying with these requirements.

ANCESTRY.COM INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2012

(in thousands)

	Historical
	Ancestry.com Inc.	Archives.com	Pro Forma Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$69,615	$—	$(30,000)	(A), (B)	$39,615
Restricted cash	3,689	—	12,318	(C), (D)	16,007
Accounts receivable, net of allowances of $695 at June 30, 2012	6,626	—	(88)	(E)	6,538
Income tax receivable	8,798	—	—		8,798
Deferred income taxes	4,823	—	—		4,823
Prepaid expenses and other current assets	7,965	5,016	(5,013)	(C), (F)	7,968

Total current assets	101,516	5,016	(22,783)		83,749
Property and equipment, net	24,694	—	—		24,694
Content databases, net	84,199	6,467	1,633	(G)	92,299
Intangible assets, net	22,912	353	32,647	(H)	55,912
Goodwill	303,102	—	68,085	(I)	371,187
Other assets	4,638	—	7,500	(D)	12,138

Total assets	$541,061	$11,836	$87,082		$639,979

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,432	$—	$—		$9,432
Accrued expenses	29,153	5,078	(5,078)	(C), (E), (J)	29,153
Escrow liability	3,289	—	12,318	(C), (D)	15,607
Deferred revenues	133,498	11,085	(1,985)	(K)	142,598
Debt	—	—	70,000	(B)	70,000

Total current liabilities	175,372	16,163	75,255		266,790
Deferred income taxes	16,539	—	—		16,539
Other long-term liabilities	6,537	—	7,500	(D)	14,037

Total liabilities	198,448	16,163	82,755		297,366
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	49	—	—		49
Additional paid-in capital	386,492	—	—		386,492
Treasury stock	(175,000)	—	—		(175,000)
Accumulated other comprehensive income	431	—	—		431
Retained earnings	130,641	—	—		130,641

Total stockholders’ equity	342,613	—	—		342,613

Total liabilities and stockholders’ equity	$541,061	$16,163	$82,755		$639,979

See accompanying notes to condensed consolidated financial statements

ANCESTRY.COM INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share amounts)

	Historical
	Ancestry.com Inc.	Archives.com	Pro Forma Adjustments	Notes	Pro Forma
Total revenues	399,661	14,819	—		414,480
Total cost of revenues	66,508	2,215	700	(L)	69,423

Gross profit	333,153	12,604	(700)		345,057
Operating expenses:
Technology and development	58,245	3,507	—		61,752
Marketing and advertising	122,997	10,314	(101)	(M)	133,210
General and administrative	39,734	706	—		40,440
Amortization of acquired intangible assets	16,711	—	11,026	(M), (N)	27,737

Total operating expenses	237,687	14,527	10,925		263,139

Income (loss) from operations	95,466	(1,923)	(11,625)		81,918
Other expense, net	(1,226)	—	(933)	(O)	(2,159)

Income (loss) before income taxes	94,240	(1,923)	(12,558)		79,759
Income tax (expense) benefit	(31,345)	—	5,286	(P)	(26,059)

Net income (loss)	$62,895	$(1,923)	$(7,272)		$53,700

Net income per common share:
Basic	$1.41				$1.20

Diluted	$1.29				$1.10

Weighted average common shares outstanding:
Basic	44,756				44,756

Diluted	48,665				48,665

See accompanying notes to unaudited pro forma condensed combined financial statements

ANCESTRY.COM INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2012

(in thousands, except per share amounts)

	Historical
	Ancestry.com Inc.	Archives.com	Pro Forma Adjustments	Notes	Pro Forma
Total revenues	227,614	10,206	—		237,820
Total cost of revenues	39,066	1,887	89	(L)	41,042

Gross profit	188,548	8,319	(89)		196,778
Operating expenses:
Technology and development	35,405	2,536	—		37,941
Marketing and advertising	74,493	7,036	(101)	(M)	81,428
General and administrative	23,375	865	—		24,240
Amortization of acquired intangible assets	5,785	—	4,620	(M), (N)	10,405

Total operating expenses	139,058	10,437	4,519		154,014

Income (loss) from operations	49,490	(2,118)	(4,608)		42,764
Other expense, net	(15)	—	(465)	(O)	(480)

Income (loss) before income taxes	49,475	(2,118)	(5,073)		42,284
Income tax (expense) benefit	(15,951)	—	2,625	(P)	(13,326)

Net income (loss)	$33,524	$(2,118)	$(2,448)		$28,958

Net income per common share:
Basic	$0.78				$0.68

Diluted	$0.74				$0.64

Weighted average common shares outstanding:
Basic	42,766				42,766

Diluted	45,598				45,598

See accompanying notes to unaudited pro forma condensed combined financial statements

ANCESTRY.COM INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (unaudited)

1.	ARCHIVES.COM ACQUISITION

On August 17, 2012, Ancestry.com (the “Company”) acquired Archives.com, a family history Web site, for $100.0 million in cash consideration plus assumed liabilities. This transaction will enable the Company to add a differentiated service, targeted to a complementary segment of the growing family history market. Cash consideration of $15.0 million is being held in escrow for potential indemnification obligations; escrow cash of $7.5 million less any indemnified losses will be released on each of the nine-month and 18-month anniversaries of the closing date.

The assets acquired and liabilities assumed were recorded based on their estimated fair values at the date of the acquisition; the fair value of the intangible assets acquired was primarily determined by using the income and cost approaches. The final purchase price allocation for the acquisition is subject to change based on finalization of a third-party valuation of intangible assets and the resolution of any potential indemnification obligations. The purchase price of this acquisition was preliminarily allocated as follows:

	Fair Value Allocations	Weighted Average Useful Lives
	(in thousands)	(in years)
Assets acquired:
Restricted cash	$4,818
Other tangible assets	3
Acquired intangible assets including content databases:
Content databases	8,100	10.0
Subscriber and partner relationships	17,200	4.0
Core technology	10,700	3.6
Trade names	3,600	10.0
Other intangible assets	1,500	3.0
Goodwill	68,085

Total assets	114,006
Liabilities assumed:
Deferred revenues	(9,100)
Accrued expenses and other liabilities	(4,906)

Total net assets acquired	$100,000

The goodwill of $68.1 million represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and is expected to be deductible for tax purposes. The goodwill is primarily attributable to expected operational synergies from having a complementary offering serving a fast growing segment of the family history market. Other acquired intangible assets will be amortized over their estimated useful lives using methods which approximate the pattern in which the underlying economic benefits are consumed. The total weighted average useful life of acquired intangible assets was 5.6 years.

As a part of the acquisition, the company assumed a $4.8 million liability to provide content to a third party. Cash of $4.8 million has been restricted to fund the costs of providing the content and will be released as the work is completed.

2.	PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined statements of operations give effect to the following pro forma adjustments:

(A)	Adjustment to record the $100.0 million of cash consideration paid to acquire Archives.com. Cash consideration of $85.0 million was paid to Inflection LLC at the date of acquisition & cash consideration of $15.0 million is being held in escrow for potential indemnification obligations.

(B)	Adjustment to record debt of $70.0 million used to finance the acquisition and the corresponding cash inflow.

(C)	Adjustment to reclassify $4.8 million of cash restricted to fund the costs of providing content to a third party from prepaid expenses and other current assets to restricted cash to conform to the Company’s presentation. Restricted cash will be released as the content is provided to the third party.

(D)	Adjustment to record $15.0 million of cash consideration being held in escrow for potential indemnification obligations. Escrow cash of $7.5 million less any indemnified losses will be released on each of the nine-month and 18-month anniversaries of the closing date. The pro forma adjustments to record the escrow cash and the corresponding liabilities have been classified on the following line items of the unaudited pro forma condensed combined balance sheet based on the scheduled payment dates:

Pro Forma Adjustment
Restricted cash	$7,500
Other assets	7,500
Accrued Expenses	(7,500)
Other long-term liabilities	(7,500)

(E)	Adjustment to reclassify the sales returns allowance of $0.1 million for subscriptions sold in prior periods from accrued expenses to accounts receivable, net of allowances to conform to the Company’s presentation.

(F)	Adjustment of ($0.2) million to record prepaid expenses and other current assets at fair value.

(G)	Adjustment to record the fair value of acquired content databases.

(H)	Adjustment to record the fair value of identifiable acquired intangible assets, excluding acquired content databases.

(I)	Adjustment to record goodwill.

(J)	Adjustment to record accrued liabilities assumed at fair value.

(K)	Adjustment to record the fair value of deferred revenues assumed.

(L)	Adjustment to record additional amortization expense after adjusting acquired content databases to fair value. Acquired content databases are amortized on a straight-line basis over an estimated useful life of 10 years.

(M)	Adjustment to reclassify Archives.com’s historical amortization expense from marketing and advertising expense to amortization of acquired intangible assets to conform to the Company’s presentation.

(N)	Adjustment to record additional amortization expense after adjusting acquired intangible assets, excluding content databases, to fair value. Acquired intangible assets are amortized using methods which approximate the pattern in which the underlying economic benefits are consumed and are amortized using estimated useful lives ranging from three to 10 years. The following schedule summarizes future expected amortization expense of acquired intangible assets for the five years following the acquisition:

Total
Year 1	$11,026
Year 2	9,241
Year 3	7,455
Year 4	3,903
Year 5	393

(O)	Adjustment to record interest expense on debt of $70.0 million borrowed in conjunction with the acquisition of Archives.com, assuming a weighted average interest rate of approximately 1.3%.

(P)	Adjustment to record an income tax benefit for Archives.com’s historical pre-tax loss and for the pro forma adjustments based on an estimated statutory tax rate of 36.5%. An adjustment to record an income tax benefit on Archives.com’s historical pre-tax loss was recorded as a part of the pro-forma adjustment as none had previously been recorded.